[Quidel Letterhead]
Exhibit 10.3

[Form of Success Fee Letter]

February 1, 2022

To: EMPLOYEE

From: Doug Bryant

Given the importance of our efforts to consummate our acquisition of Ortho Clinical Diagnostics, we have implemented a success fee bonus program to recognize the extraordinary efforts a transaction of this magnitude will entail.

Your bonus target is 100% of your base salary that is currently in effect, grossed up for taxes due in connection with such payment (the “Success Fee”). Eligibility for your Success Fee requires that you remain active within the Company through the consummation of the acquisition of Ortho Clinical Diagnostics, with continued good performance. The Success Fee will be paid in full upon consummation of the acquisition.

The Success Fee will only be paid if the acquisition of Ortho Clinical Diagnostics is consummated. In the event that the business combination agreement with Ortho Clinical Diagnostics is terminated, any right to the Success Fee will be immediately forfeited.

We fully expect that you recognize the sensitivity of the terms of this offer and keep all aspects confidential.

Thank you for all you do for Quidel, we look forward to continued success with you!